Exhibit 10.17

FEDERAL HOME LOAN MORTGAGE CORPORATION

1995 DIRECTORS’ STOCK COMPENSATION PLAN

Effective May 2, 1995
As Amended and Restated June 8, 2007

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FEDERAL HOME LOAN MORTGAGE CORPORATION
1995 DIRECTORS’ STOCK COMPENSATION PLAN
As Amended and Restated June 8, 2007

ARTICLE I
Establishment of the Plan

1.1  Purposes.  The purposes of this 1995 Directors’ Stock Compensation Plan (the “Plan”) of the Federal Home Loan Mortgage Corporation (the “Corporation”) are to advance the interests of the Corporation and its stockholders by providing a means to attract and retain highly-qualified persons who are not employees of the Corporation to serve as Directors, to provide reasonable compensation for service to the Corporation by such Directors, and to promote ownership by such Directors of a greater proprietary interest in the Corporation, thereby aligning such Directors’ interests more closely with the interests of stockholders of the Corporation.

1.2  Effective Date of Original Plan and Amendment and Restatement of Plan.  This Plan became effective May 2, 1995. This amendment and restatement of the Plan shall become effective when approved by the Corporation’s stockholders as set forth in Section 10.8.

1.3  Plan Name.  The name of the Plan is the Federal Home Loan Mortgage Corporation 1995 Directors’ Stock Compensation Plan.

ARTICLE II
Definitions

2.1  Award.  Any Option, Restricted Stock, Restricted Stock Unit, or right to receive shares of Common Stock or Deferred Stock pursuant to a Stock Election, or any combination thereof, granted under the Plan.

2.2  Award Document.  Any written or electronic agreement, contract, notice, or other instrument or document evidencing an Award. The use of an “electronic record” and an “electronic signature” in connection with any Award Document shall be governed by the federal Electronic Signatures in Global and National Commerce Act of 2000 (E-SIGN) or the Uniform Electronic Transactions Act (UETA) as enacted by the Commonwealth of Virginia, as applicable. The terms “electronic records” and “electronic signature” shall have the meanings ascribed to such terms in E-SIGN or the Virginia UETA, as applicable.

2.3  Beneficiary.  The person(s) or trust(s) which have been designated by a Participant in his or her most recent beneficiary designation filed with the Committee to receive the benefits in connection with an Award upon such Participant’s death, or to whom or to which an Award or rights relating thereto are transferred if and to the extent permitted under Section 6.2. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or laws of descent and distribution to receive such benefits.

2.4  Board.  The Board of Directors of the Corporation.

2.5  Code.  The Internal Revenue Code of 1986, as amended from time to time.

2.6  Committee.  The Compensation and Human Resources Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. No member of the Committee who is a Participant shall participate in any determination relating solely or primarily to his or her own Award. In addition, in any case in which the Board exercises any authority granted to the Committee under the Plan, each reference to “Committee” shall be deemed to mean the Board, unless the context otherwise requires.

2.7  Common Stock.  The Common Stock, $0.21 par value, of the Corporation or such other common stock as may be substituted or resubstituted for Common Stock pursuant to an adjustment under Section 4.3.

2.8  Compensation.  The retainer and meeting fees and any other fees paid to a Director for services as such, including for service as a member of a committee of the Board.

2.9  Corporation.  The Federal Home Loan Mortgage Corporation.

2.10  Deferred Stock.  An Award, in lieu of other Compensation pursuant to a Stock Election under Article IX or as a result of Dividend Equivalents, which Award represents a generally nontransferable right to receive one share of Common Stock at a specified future date for each share of Deferred Stock awarded, together with a right to Dividend Equivalents and other rights, and subject to the terms and conditions set forth in Article IX.

2.11  Disability.  A Participant’s termination of service as a Director of the Corporation due to injury or sickness which the Participant’s personal physician has certified to the Committee prevents the Participant from performing the material duties of a Director.

2.12  Director.  A duly elected or appointed member of the Board who is not an employee of the Corporation or any subsidiary.

2.13  Dividend Equivalents.  With respect to each Restricted Stock Unit and each share of Deferred Stock, a right either to receive payments equal to the dividends or distributions declared or paid on a share of Common Stock at the same time as those dividends or distributions are paid to holders of Common Stock, or to receive such amounts, at the time the Restricted Stock Unit or Deferred Stock is or would be otherwise settled, or to have such amounts credited to the Participant, at the time the dividends or distributions are paid to holders of Common Stock, in the form of additional Restricted Stock Units or Deferred Stock having a Fair Market Value, at the date such dividends or distributions are paid on Common Stock, equal to the amount of the dividends or distributions declared and paid on a share of Common Stock, subject to Section 9.4. Rights to Dividend Equivalents shall be non-forfeitable in all cases. The Committee shall determine the manner of payment or crediting of Dividend Equivalents at or before the grant date for any Award of Restricted Stock Units or Deferred Stock. No Dividend Equivalents will be credited or payable with respect to any Award other than Restricted Stock Units or Deferred Stock.

2.14  Early Retirement.  A Director’s termination of membership on the Board (other than due to Disability, Retirement or death) and (a), for a Director appointed by the President of United States (“President”), upon (i) notification by the President (or designee) that the Director will not be reappointed or (ii) failure of the President to reappoint the Director, or notify the Corporation of his intention to reappoint the Director, within 120 days after the end of that Director’s term of office; (b), for all other Directors, after completing ten consecutive terms in office as a Director.

2.15  Fair Market Value.  The closing sale price of a share of Common Stock reported for composite transactions in the New York Stock Exchange listed securities in print or electronically by The Wall Street Journal or by another recognized provider designated by the Committee for such date or, if no such prices are reported for such date, on the most recent trading day prior to such date for which such prices are reported; provided, however, that the Committee may, in good faith, establish alternative methods or procedures for determining Fair Market Value. Fair Market

Value of Restricted Stock, Restricted Stock Units, or Deferred Stock shall be based on the shares subject to such Award without regard to any risk of forfeiture or restriction on transferability applicable to such Award.

2.16  Option.  An Award under Article VII representing a conditional right to purchase, upon the exercise of the right by the Participant or his or her Beneficiary, a specified number of shares of Common Stock at a fixed price during a specified period or periods, and subject to such other conditions as the Committee may specify.

2.17  Participant.  A Director who has been granted an Award under the Plan.

2.18  Plan.  This 1995 Directors’ Stock Compensation Plan.

2.19  Restricted Stock.  An Award under Article VIII pursuant to which a specified number of shares of Common Stock are granted to the Participant, subject to a specified risk of forfeiture and restriction on transferability until the expiration of a specified restricted period or periods, and subject to such other conditions as the Committee may specify.

2.20  Restricted Stock Units.  An Award under Article VIII or as a result of Dividend Equivalents which represents a generally nontransferable right to receive one share of Common Stock at a specified future date for each Restricted Stock Unit awarded, together with a right to Dividend Equivalents and other rights, subject to a specified risk of forfeiture (except in the case of Restricted Stock Units resulting from Dividend Equivalents) until the expiration of a specified period or periods and other terms and conditions set forth in Article VIII, and subject to such other conditions as the Committee may specify.

2.21  Retirement.  A stockholder-elected Director’s termination of membership on the Board upon or after, and as a consequence of, attaining the Retirement Age.

2.22  Retirement Age.  The retirement age which, under the Board retirement policy adopted by the Board of Directors (as such policy may be modified from time to time), is applicable to the affected stockholder-elected Director.

2.23  Stock Election.  An election, made pursuant to Article IX, by an eligible Director, to receive Common Stock or Deferred Stock in payment of all or a portion of Compensation.

ARTICLE III
Administration

3.1  Authority of the Committee Generally.  The Plan shall be administered by the Committee, except insofar as administrative authority is expressly reserved to the Board. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a) to recommend to the Board policies regarding the type or types of Awards to be granted to Directors for specified services, the time or times at which such Awards may be granted, the number of shares of Common Stock to be subject to each Award, and the material terms and conditions of such Awards not otherwise specified in the Plan, and to determine all other matters in connection with an Award not otherwise specified in the Plan or determined by the Board;

(b) to prescribe the form of each Award Document;

(c) to adopt, amend, suspend, waive, and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan, including rules that reflect the advice of counsel, promoting compliance with applicable laws and regulations;

(d) to correct any defect, fill any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Document, or other instrument hereunder; and

(e) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.2  Authority of the Board.  In furtherance of the authority of the Board to establish policies providing for reasonable compensation to Directors and setting the form, timing, and other terms of such compensation, the Board shall have full and final authority to establish policies regarding the type or types of Awards to be granted under Articles VII and VIII to Directors for specified services, the time or times at which such Awards may be granted, the number of shares of Common Stock to be subject to each Award, and the material terms and conditions of Awards, in each case subject to and consistent with the provisions of the Plan. In addition, the Board may exercise any authority of the Committee under the Plan.

3.3  Good Faith Reliance; Limitation on Liability.  Each member of the Committee or the Board shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Corporation, the Corporation’s independent public accountants, or any compensation consultant, legal counsel, or other professional retained by the Corporation or the Committee to assist in the administration of the Plan. No member of the Committee or Board, nor any officer or employee of the Corporation acting on behalf of the Committee or Board hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and members of the Committee and Board and any officer or employee of the Corporation acting on behalf of the Committee or Board or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action, determination, or interpretation.

3.4  Limitation on Repricing.  Other provisions of the Plan notwithstanding, without the prior approval of the Corporation’s stockholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing.” “Repricing” means: (a) lowering the exercise price of an Option after it is granted; (b) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another Option, Restricted Stock, other Award, other equity, or cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; (c) any other action that is treated as a repricing under generally accepted accounting principles; or (d) any other action that has the same effect as those itemized in (a) – (c); provided, however, that any adjustment authorized by Section 4.3 shall under no circumstances be considered a “repricing.”

ARTICLE IV
Common Stock Available Under the Plan; Adjustments

4.1  Common Stock Available for Delivery.  Subject to adjustment as hereinafter provided, the total number of shares of Common Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,400,000, which is the number of shares originally authorized under the Plan at its effective date (adjusted for stock splits since the effective date); provided, however, that not more than 40% of the total number of shares reserved and available under the Plan shall be subject to Awards of Restricted Stock and Restricted Stock Units under Section 8.1 which become vested and nonforfeitable under Section 8.2. If all or any portion of any Award is forfeited, or otherwise is terminated without delivery of shares of Common Stock to the Participant, the shares to which such Award or portion thereof related shall again be available for Awards under the Plan. For this purpose, upon exercise of an Option, the gross number of shares subject to the portion of the Option so exercised shall be deemed to have been delivered upon exercise of the Award.

4.2  Source of Common Stock.  Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized but previously unissued shares, treasury shares, or shares acquired in market transactions on behalf of the Participants.

4.3  Adjustments in Response to Corporate Events.  In the event that the Committee shall determine that any large and non-recurring dividend or other distribution (whether in the form of cash or other property), recapitalization, forward or reverse split, dividend of Common Stock, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, rights offering, or other similar corporate transaction or event affects the Common Stock, then the Committee shall, in such manner as it may deem equitable, (i) adjust any or all of the number and kind of shares of Common Stock then authorized for delivery for Awards under Section 4.1 and the number and kind of shares of Common Stock to be subject to each automatic grant of Options under Article VII or Restricted Stock or Restricted Stock Units under Article VIII in accordance with any granting policy of the Board then in effect; and (ii) if an adjustment is necessary in order to prevent dilution or enlargement of the rights of Participants under the Plan, as determined by the Committee, adjust (A) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued or delivered, (B) the number and kind of shares that may be issued or delivered in respect of other outstanding Awards, (C) the exercise price, grant price, or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award), and (D) any other term relating to an Award; provided that any adjustment effecting any outstanding Award shall be made in accordance with Section 10.4(b). Unless otherwise determined by the Committee, in the event of a forward split of Common Stock or a dividend in the form of Common Stock, each adjustment specified in Section 4.3(i) and (ii)(A), (B) and (C) shall be effected automatically by multiplying the relevant pre-transaction number of shares by the sum of one plus the number of shares deliverable in respect of each outstanding share, and dividing the exercise price of each outstanding Option by that same sum. In furtherance of the foregoing, in the event of an “equity restructuring” as defined in FAS 123R which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award Document. If at any date an insufficient number of shares are available for the grant of Awards hereunder, then all Awards to be made at that date shall be reduced proportionately by applying a fraction, the numerator of which shall be the number of shares remaining and the denominator of which shall be the number of shares necessary for the grant of full Awards hereunder.

ARTICLE V
Eligibility

5.1  Persons Eligible.  Any Director of the Corporation is eligible to be granted Awards under the Plan.

5.2  Rights to Awards.  A Participant or Director eligible to be a Participant shall be entitled to Awards under the Plan as expressly provided in and as authorized by the Board under the Plan.

ARTICLE VI
Terms of Awards

6.1  General.  Awards shall be granted on the terms and conditions set forth herein and as specified by the Board and the Committee hereunder.

6.2  Limitations on Transferability.  Awards and any other rights under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of a Participant’s death) and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative. No transfer by will or the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with a copy of such will or other evidence as the Corporation may deem necessary to establish the validity of the transfer. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. The foregoing notwithstanding, if and to the extent expressly permitted by the Committee, and subject to such terms and conditions as established by the Committee, such Awards and other rights may be transferred by a Participant to one or more Beneficiaries, and may be exercised by such Beneficiaries in accordance with the terms of such Award, but such transfers may be permitted only for estate-planning purposes and shall not be transfers for value.

6.3  No Stockholder Rights.  No Award shall confer on any Participant any of the rights of a stockholder of the Corporation unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award or, in the case of an Option, at such time at or after the exercise of the Option as may be specified by the Committee in order to facilitate exercise procedures.

6.4  Insider Trading Policies Apply.  A Participant’s rights under any Award, including rights to exercise or receive settlement and rights to sell any Common Stock delivered in connection with an Award, are subject to the terms of the Corporation’s Code of Conduct (or any successor thereof) and related policies on insider trading and may be restricted by those documents. Such restrictions currently include limitations on the times at which the Participant may engage in such transactions.

ARTICLE VII
Options

7.1  Award.  Options shall be granted to Directors in accordance with policies established from time to time by the Board specifying the number of shares to be subject to each Option, the time or times at which such Options shall be granted, and other Award terms not inconsistent with this Article VII.

7.2  Terms of Award.  Each Option granted to a Participant under the Plan shall be evidenced by an Award Document containing terms and conditions as follows:

(a) Option Price.  The Option price per share shall be the Fair Market Value of the Common Stock at time of grant.

(b) Option Term.  Each Option awarded under this Plan shall expire on the date which is ten years after the date of grant (or such lesser period as may be specified by the Board at the time of grant), or such earlier date as the Option may no longer be exercised and cannot, by its terms, thereafter become exercisable.

(c) Exercise.  The Board may establish terms regarding the times at which Options shall become vested and exercisable.

(d) Payment.  The purchase price of the shares to which an Option relates shall be paid to the Corporation either in cash, in Common Stock owned by the Participant, or by directing the Corporation to withhold from the shares deliverable upon exercise of the Option shares sufficient to pay the exercise price, or any combination of these exercise methods, or by any other exercise method as may be authorized by the Committee, except to the extent that the Committee may restrict any of these exercise methods (providing that at least one exercise method must remain permitted).

7.3  Termination of Board Membership.  The Board may establish terms regarding the extent to which, upon or following termination of a Director’s membership on the Board, including upon death, Disability, Retirement or Early Retirement, Options shall become vested and exercisable on an accelerated basis, Options shall cease to become vested and exercisable, or Options shall cease to be exercisable or shall be forfeited.

ARTICLE VIII
Restricted Stock and Restricted Stock Units

8.1  Award.  Restricted Stock and Restricted Stock Units shall be granted to Directors in accordance with policies established from time to time by the Board specifying the number of shares of Restricted Stock or Restricted Stock Units to be granted, the time or times at which such Restricted Stock or Restricted Stock Units shall be granted, and other Award terms not inconsistent with this Article VIII.

8.2  Vesting Schedule.  The Board may establish terms regarding the times at which Restricted Stock or Restricted Stock Units shall vest and become nonforfeitable, and the times at which Restricted Stock Units will be settled.

8.3  Termination of Board Membership.  The Board may establish terms regarding the extent to which, upon or following termination of a Director’s membership on the Board, including upon death, Disability, Retirement or Early Retirement, Restricted Stock and Restricted Stock Units shall become nonforfeitable on an accelerated basis, continue to vest or shall be forfeited.

8.4  Other Terms of Restricted Stock.  The Board or Committee shall specify terms and conditions applicable to Restricted Stock, subject to and consistent with the terms of the Plan, including the following:

(a) Non-Cash Dividends or Distributions on Restricted Stock.  Unless otherwise determined by the Board, any non-cash dividend or distribution on Restricted Stock, including shares of Common Stock distributed as a dividend on Restricted Stock or other securities or property other than shares of Common Stock, shall remain subject to all restrictions and risk of forfeiture as applied to the shares of Restricted Stock with respect to which it or they were paid as a dividend or distribution. In the case of securities other than shares of Common Stock or in the case of other property, issued with respect to Restricted Stock, the Board may determine that such securities or other property may be held in an escrow account, whether such securities or property is issued by the Corporation or by another issuer, and such securities or other property and any cash or other proceeds thereof received by the escrow agent on account of a redemption or other transaction affecting such securities or other property shall be delivered out of escrow to a Participant or to the Corporation at the time of vesting or forfeiture of the related Restricted Stock. A Participant will be required to execute any instrument or document upon the reasonable request of the Corporation and deliver it to the Corporation, including for the purposes of enforcing any forfeiture of the Restricted Stock or other securities or property referred to in this Section 8.4(a) or the proceeds thereof, or otherwise to implement the provisions of this Plan or any applicable Award Document relating to Restricted Stock.

(b) Stockholder Rights.  Except as otherwise provided herein, each Participant shall have all of the rights and privileges of a stockholder of the Corporation as to his or her Restricted Stock, including the right to receive any cash dividends and, subject to Section 8.4(a), other dividends declared with respect to such stock and the right to exercise voting rights.

(c) Section 83(b) Elections.  A Participant who files an election with the Internal Revenue Service to include the Fair Market Value of any shares of Restricted Stock in gross income while such shares are subject to restrictions shall promptly furnish the Committee with a copy of such election. The Participant shall be responsible for paying the amount of any Federal, state, local, or other taxes required to be paid with respect to such election.

8.5  Other Terms of Restricted Stock Units.  The Board or Committee shall specify terms and conditions applicable to Restricted Stock Units, subject to and consistent with the terms of the Plan, including the following:

(a) Deferral Period and Settlement.  The Board or Committee shall specify periods of deferral and the time or times (including events) that shall give rise to settlement of Restricted Stock Units. Such deferral periods may expire at the same time or later than the time the risk of forfeiture of Restricted Stock Units lapses under Section 8.2 and terms of the applicable Award Document. Restricted Stock Units shall be settled solely by delivery of one share of Common Stock for each Restricted Stock Unit to be settled; provided, however, that reasonable provisions may be made to pay cash in lieu of issuance or delivery of any fractional shares.

(b) Dividend Equivalents.  Dividend Equivalents shall be credited on previously credited Restricted Stock Units, on terms and conditions specified by the Board or Committee.

(c) Accounts.  The Board or Committee may authorize the creation of bookkeeping accounts to reflect transactions and events affecting Restricted Stock Units.

ARTICLE IX
Stock Election

9.1  Election to Receive Stock.  Any eligible Director who is entitled to receive Compensation may elect to receive all or a portion of such Compensation in the form of Common Stock, in lieu of cash, or, if and to the extent authorized under Section 9.4, to defer receipt of such Compensation in the form of Deferred Stock, in accordance with this Article IX and subject to such terms and conditions as may be specified by the Board or Committee. A Director shall make such an election by executing a Stock Election, on or before such date as may be specified by the Board or Committee but not later than December 31 preceding the calendar year (the “Plan Year”) in which such Compensation would otherwise be payable in cash. If an eligible Director is not in office as of December 31 preceding a Plan Year, the Director may execute a Stock Election for such Plan Year not later than the earlier of the day before the date of the first meeting of the Board that such Director attends for such Plan Year or the date that is 30 days after the date the Director became eligible to participate in the Plan, provided that if the Director elects to receive Compensation in the form of Deferred Stock, the election shall apply only to Compensation for services to be performed after the election has been made. Such stock election shall be effective upon its receipt by the Corporation.

9.2  Amount of Stock or Deferred Stock.  On each date that Compensation would otherwise be paid (the “Payment Date”), a Director who has made a Stock Election to receive Common Stock hereunder shall be entitled to receive a number of shares of Common Stock the Fair Market Value of which is equal to the amount of the Compensation which would have been paid to such Director had such Stock Election not been made, and, if and to the extent authorized under Section 9.4, a Director who has made a Stock Election to receive Deferred Stock hereunder shall be entitled to receive a number of shares of Deferred Stock equal to the number of shares of Common Stock the Fair Market Value of which is equal to the amount of the Compensation which would have been paid to such Director had such Stock Election not been made. The number of shares of Common Stock or Deferred Stock to be acquired by a Director pursuant to a Stock Election shall be determined by dividing the amount of Compensation subject to the Stock Election by the Fair Market Value as of the Payment Date.

9.3  Receipt of Common Stock Pursuant to a Stock Election.  In the case of a Stock Election to receive shares of Common Stock in lieu of Compensation on a non-deferred basis, the following terms and conditions apply:

(a) Source of Shares.  The shares of Common Stock issued pursuant to such a Stock Election may consist of authorized but previously unissued shares, treasury shares or shares acquired on the open market on the next business date following the Payment Date through the Corporation’s transfer agent, Computershare Limited, or any successor agent designated by the Committee to act under the provisions of this Plan.

(b) Account.  A separate account will be maintained by an agent designated by the Corporation for each Participant and shares will be allocated to such account under this Section 9.3 as of the applicable Payment Date.

(c) Stockholder Rights.  On each Payment Date, a Participant shall acquire all of the rights and privileges of a stockholder of the Corporation with respect to shares issued to him or her pursuant to such a Stock Election under the Plan as of such Payment Date, including the right to vote on any matter for which the record date for voting is on or after such Payment Date and the right to payment of a dividend the record date for which is on or after such Payment Date.

(d) Delivery of Shares.  Shares of Common Stock acquired under this Section 9.3 shall be delivered to the Participant at such time and in such manner as the Corporation may reasonably determine. Unless otherwise permitted by the officers authorized to administer the Plan, shares delivered under this Section 9.3 shall be registered solely in the name of the

Participant and shall be delivered solely to the Participant (or, if deceased, to the Participant’s Beneficiary). If Participant has ownership and control of the account specified in Section 9.3(b), delivery of shares will be governed by the terms of that account.

(e) Fractional Shares.  A Participant (or, if deceased, the Participant’s Beneficiary) shall be paid, in cash, an amount equal to the value of any fractional share credited to the Participant’s account under this Section 9.3 quarterly or as otherwise determined by the head of Human Resources. For this purpose, the value of a fractional share shall be based upon the Fair Market Value of the Common Stock on the date of such request or the date of termination. Any fractional share for which such a payment is made shall be deemed to have been sold on such date. If the Participant has ownership and control of the account specified in Section 9.3(b), the treatment of any fractional shares will be governed by the terms of that account.

(f) Participation in Dividend Reinvestment Plan.  A Participant may elect to reinvest dividends paid on the shares held in his or her account under this Section 9.3 in the purchase of additional shares of Common Stock pursuant to any dividend reinvestment plan offered by the Corporation to stockholders generally.

9.4  Award of Deferred Stock Pursuant to a Stock Election.  The Board may authorize the award of Deferred Stock in lieu of Compensation, pursuant to the Stock Elections by Directors. In such case, the Board or Committee shall specify terms and conditions applicable to such Stock Elections and Deferred Stock, subject to and consistent with the terms of the Plan, including the following:

(a) Deferral Period and Settlement.  The Director shall elect the periods of deferral and the time or times (including events) which shall give rise to settlement of Deferred Stock, provided that the alternatives that may be elected shall be specified by the Board or Committee and shall meet the requirements of Section 9.1 and 10.6. Deferred Stock shall be settled solely by delivery of one share of Common Stock for each share of Deferred Stock to be settled; provided, however, that reasonable provisions may be made to pay cash in lieu of issuance or delivery of any fractional shares.

(b) Dividend Equivalents.  Unless otherwise determined by the Board or Committee, a Participant shall be credited with Dividend Equivalents on his or her Deferred Stock, which may be payable in cash, on a current or deferred basis, or by the crediting of additional Deferred Stock having a Fair Market Value equal to the value of such Dividend Equivalents, as specified by the Board or Committee.

(c) Accounts.  The Board or Committee may authorize the creation of bookkeeping accounts to reflect crediting and other transactions and events affecting Deferred Stock.

ARTICLE X
General Provisions

10.1  Consideration.  Options, Restricted Stock, and Restricted Stock Units will be granted under the Plan in order to obtain for the Corporation the benefit of the services of Participants and, except for such services and the payment of the exercise price of an Option, no other consideration shall be required in connection with such Awards. The consideration for Common Stock issued or delivered pursuant to a Participant’s Stock Election or in settlement of Deferred Stock granted pursuant to a Participant’s Stock Election will be the Participant’s services during the period to which the Compensation paid in the form of Common Stock or Deferred Stock relates.

10.2  Compliance With Laws and Obligations.  The Corporation shall not be obligated to issue or deliver Common Stock in connection with any Award or take any other action under the Plan in a transaction subject to any federal or state law, any requirement under any listing agreement between the Corporation and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Corporation, until the Corporation is satisfied that such laws, regulations, and other obligations of the Corporation have been complied with in full. Certificates representing shares of Common Stock delivered under the Plan will be subject to such stop transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Corporation, including any requirement that a legend or legends be placed thereon. In addition, the Corporation may affix to any shares issued as Restricted Stock an appropriate legend reflecting the restrictions imposed under the Plan. The Corporation shall make best efforts to satisfy the compliance obligations relating to the Plan and Awards in order to avoid adverse effects on Participants under this Section 10.2.

10.3  No Right to Continued Membership.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Director the right to be retained as a member of the Board of the Corporation, or (ii) interfering in any way with the right of the Corporation to terminate any Director’s membership at any time. Except as expressly provided in the Plan and an Award Document, neither the Plan nor any Award Document shall confer on any person other than the Corporation and the Participant any rights or remedies hereunder or thereunder.

10.4  Changes to the Plan and Awards.

(a) Plan Amendments.  The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Corporation’s stockholders at or before the first annual meeting of stockholders for which the record date falls on or after the date of such Committee action if such amendment is required under Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or is otherwise subject to a requirement of stockholder approval under any applicable law or regulation, the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, or the Corporation’s Bylaws. In addition, the Committee may otherwise, in its discretion, determine that any other such changes to the Plan also shall be subject to the approval of the Corporation’s stockholders. The foregoing notwithstanding, without the consent of an affected Participant, except to the extent required by Section 10.2 hereof, no such action may materially impair the rights of such Participant under any Award theretofore granted. The foregoing notwithstanding, the Committee shall not adopt a material amendment to this Section or Section 4.1, or adopt an amendment that would be subject to stockholder approval under this Section or otherwise would exceed the authority of the Committee under its charter and other corporate governance documents of the Corporation, without the approval of the Board.

(b) Changes to the Terms of Outstanding Awards.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award previously granted and any Award Document relating thereto; provided, however, that, except to the extent required by Section 10.2 hereof, no such action may materially impair the rights of a Participant under such Award without the consent of the affected Participant, and provided further that, for Awards that are intended to be settled in Common Stock per their written terms, cash settlement should be rare and only in response to circumstances that are unique, outside of the Participant’s control, and perceived to result in a hardship to the

Participant. Unless otherwise determined by the Committee, such cash settlements must receive prior approval of the Corporation’s Chief Financial Officer. Modifications that are in substance cash settlements are subject to this same requirement. The foregoing notwithstanding, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be inconsistent with Section 3.4 (or otherwise would not be within the discretion of the Committee if it were then granting a new Award).

10.5  Governing Law.  The validity, construction, and effect of the Plan, any resolution or program implementing the Plan, any rules and regulations under the Plan, and any Award Document will be determined in accordance with the Federal Home Loan Mortgage Corporation Act of 1970, other federal laws regulating the Corporation, and other laws of the United States. This Plan and the respective rights and obligations of the Corporation and the Participants, except to the extent otherwise provided by Federal law, shall be construed under the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws). The validity, enforceability and effectiveness of any electronic records or electronic signatures used in connection with any Award Document shall be governed by E-SIGN or the Virginia UETA, as applicable.

10.6  Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(a) 409A Deferrals.  Other provisions of the Plan notwithstanding, the terms of any Award that constitutes a deferral of compensation for purposes of Code Section 409A (a “409A Deferral”), including any authority of the Corporation and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. The following rules will apply to 409A Awards (and other Awards, as indicated):

(i) If a Participant is permitted to make a deferral election in connection with the 409A Deferral, including an election to defer Compensation, such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder);

(ii) The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards, and any other Award that qualifies for the short-term deferral exemption under Section 409A, during 2006 and 2007 in accordance with, and to the fullest extent permitted by, Proposed Treasury Regulation § 1.409A (including Preamble § XI.C) and IRS Notice 2005-1, and at any time in accordance with Section 409A and regulations thereunder. The head of Human Resources of the Corporation is authorized to modify any such outstanding Awards to permit election of different deferral periods, provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Corporation;

(iii) The Corporation shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A;

(iv) Any distribution of a 409A Award triggered by a Participant’s termination of service and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of service as a

Director, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A), and any such distribution shall otherwise comply with 409A; and

(v) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than 75 days after the date at which the settlement of the Award is specified to occur.

(b) Distributions Upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award Document or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed.

(c) Scope and Application of this Provision.  For purposes of this Section 10.6, references to a term or event (including any authority or right of the Corporation or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of shares or cash or other property or to be liable for payment of interest or a tax penalty under Section 409A.

10.7  Continued Service as an Employee.  If a Participant ceases serving as a Director and, immediately thereafter, is employed by the Corporation or any affiliate, then, solely for purposes of Sections 7.3 and 8.3 of the Plan, such Participant will not be deemed to have ceased service as a Director at that time, and his or her continued employment by the Corporation or any subsidiary will be deemed to be continued service as a Director; provided, however, that such former Director will not be eligible for additional Awards under the Plan.

10.8  Plan Termination; Effect of Amendment and Restatement.  The amendment and restatement of the Plan shall be effective upon its approval by the stockholders of the Corporation by an affirmative vote that meets the requirements of the Corporation’s Bylaws and the Listed Company Manual of the New York Stock Exchange then in effect. Unless earlier terminated by action of the Board or Committee, the Plan will remain in effect until such time as no Common Stock remains available for delivery under the Plan and the Corporation has no further rights or obligations under the Plan with respect to outstanding Awards. No Awards shall be made under the Plan, including pursuant to Article IX, after the Corporation’s Annual Meeting of Stockholders in 2017. Any Award granted prior to the effectiveness of the Amendment and Restatement of the Plan on March 3, 2007 shall be governed by the terms of Articles VII and VIII of the Plan (as applicable) as in effect at the time such Award was granted.